EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Firstwave Technologies, Inc.
Atlanta, Georgia

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2005 related to the audits of the consolidated financial statements of Firstwave Technologies, Inc., (the Company) as of December 31, 2004 and 2003, and for each of the years in the three year period ended December 31, 2004, included in the Company’s Annual Report on Form 10K for the year ended December 31, 2004, and to the incorporation by reference in the Company’s Registration Statement on Form S-8 (No. 333-112625.)

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
February 4, 2006